UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 29, 2015

IMMUCOR, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3130 Gateway Drive, Norcross, Georgia	30071
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 441-2051

Not Applicable

(Former name or former address,

if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2015, Immucor, Inc. (the “Company”) announced that, effective on that date (the “Effective Date”), Jeffrey R. Binder was appointed as President and Chief Executive Officer of the Company and its indirect parent corporation, IVD Holdings Inc. (“Parent”) and Chairman of the board of directors of Parent and the Company. Mr. Binder is 52 years old and has not previously held any position or office with the Company.

Mr. Binder joins the Company from Biomet, Inc. where he served as President and Chief Executive Officer since February 2007. Prior to that role, Mr. Binder served as Senior Vice President of Diagnostic Operations of Abbott Laboratories from January 2006 to February 2007. Mr. Binder previously served as President of Abbott Spine from June 2003 to January 2006, and as President and Chief Executive Officer of Spinal Concepts from 2000 to June 2003. Mr. Binder holds a bachelor’s degree in applied mathematics from Yale University and a master’s degree in public affairs from the Woodrow Wilson School at Princeton University. Because of his role as Chief Executive Officer, the board of directors of Parent determined that Mr. Binder’s selection to serve on the board Parent would be critical to the board’s ability to make informed decisions about matters affecting the Company and Parent.

The Company and Parent entered into an employment agreement (the “Agreement”) with Mr. Binder on the Effective Date. The Agreement has a one-year term and automatically renews for a one-year period on each anniversary of the Effective Date, unless terminated by either party. The Agreement provides Mr. Binder with an annual salary of $800,000 and an annual cash bonus with a target of 100%. Mr. Binder is also entitled to receive, as soon as reasonably practicable following the Effective Date, a one-time grant of (i) 34,566 restricted stock units payable in Parent common stock, and (ii) options to purchase 259,247 shares of Parent common stock, in each case, subject to time-based vesting over four years and other terms set forth in the applicable award agreements. The Agreement also permits Mr. Binder to serve as a senior adviser to the Company’s private equity sponsor, TPG Capital, L.P., and its affiliates.

If Mr. Binder’s employment is terminated without cause (which includes a non-renewal of the Agreement by the Company) or if he resigns for good reason, subject to the execution of a release in favor of the Company and compliance with the restrictive covenants, he will be entitled to receive severance in an aggregate amount equal to (i) two times (a) his annual base salary, and (b) the average of the annual bonus received by Mr. Binder for the fiscal year prior to the termination (or his target bonus annual bonus, if the termination occurs during the first fiscal year of his employment) and his target annual bonus (the “Bonus Component” and the amount described in this clause (i), the “Severance Payment”), payable over the 18-month period following the termination of his employment, (ii) a pro-rata portion of the annual bonus Mr. Binder would have received based on actual performance through the date the termination occurs, payable at the time annual bonuses are paid generally, and (iii) if Mr. Binder elects to continue coverage under the Company’s health plan following his termination of employment, Company-paid COBRA premiums for up to 18 months following the date of termination. If the termination occurs within two years following a change in control, Mr. Binder will receive the same severance as is described above, except that the Bonus Component will be based solely on Mr. Binder’s target annual bonus, the Severance Payment will generally be paid in a lump sum, Mr. Binder’s pro-rata bonus for the year of termination will be based on his target annual bonus, and the stock options and restricted stock units described above (or cash or property for which they are exchanged in connection with the change in control) would be treated as having vested in full upon such termination. Under the terms of the Agreement, Mr. Binder may not compete or solicit customers or employees during and for 18 months following the termination of his employment with the Company and may not disclose confidential information at any time.

In accordance with the Company’s customary practice, the Company is expected to enter into an indemnification agreement with Mr. Binder, which would require the Company to indemnify him against certain liabilities that may arise in connection with his status or service as an officer.

The foregoing description of the Agreement and all other agreements referenced herein are qualified in their entirety by reference to such agreements. The Agreement and Mr. Binder’s option and restricted stock unit agreements will be filed with the Company’s next annual report on Form 10-K and are incorporated by reference herein.

There are no family relationships between Mr. Binder and any of the directors or officers of the Company or any of its subsidiaries.

On June 29, 2015, the Company also announced that as of the Effective Date, William A. Hawkins, the Chief Executive Officer of the Company prior to Mr. Binder, resigned from the board of directors of the Company and its affiliates (other than Parent) and that Mr. Hawkins’ employment with the Company and its affiliates would also terminate on the Effective Date. Mr. Hawkins will remain on the board of directors of Parent, which manages the affairs of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUCOR, INC.

Date: July 13, 2015	By:	/s/ Christopher Visick
Christopher Visick Vice President, General Counsel and Secretary